EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE
September 19, 2012

Ashland Inc. elects Janice Teal to board of directors

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced that Janice J. Teal, Ph.D., former group vice president and chief scientific officer for Avon Products Inc., has been elected to the company’s board of directors. With her election, the Ashland board now has 11 directors.

Dr. Teal, 59, brings 28 years of leadership and scientific research experience to Ashland’s board. Prior to her retirement from Avon in 2010, she led the company’s global research and development team of chemists and scientists, with responsibility for the development and support of Avon’s worldwide product lines. Before that, Dr. Teal served as vice president of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams that ultimately led to the growth of the Anew Skin Care brand to over $1 billion in sales. She had additional responsibility for development of Avon’s vitamin and nutritional lines. Dr. Teal joined Avon in 1982 as a program leader in toxicology and built Avon’s first pharmacokinetics and cell culture laboratories. She earned a Ph.D. in pharmacology from Emory University and served as a Research Fellow in toxicology at New York University. She previously served on the board of directors of Arch Chemicals, which was acquired last year by Lonza Group Ltd. In addition to serving on the Ashland board, she is a trustee of Dominican College.

About Ashland Inc.
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.

– 0 –

C-ASH

FOR FURTHER INFORMATION:
Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations:
David Neuberger
+1 (859) 815-4454
daneuberger@ashland.com